Exhibit 28 (m) 17 under Form N-1A

Exhibit (1) under Item 601/Reg. S-K

EXHIBIT B

to the

Distribution Plan

FEDERATED WORLD INVESTMENT SERIES, INC:

Federated European Equity Fund

Federated Global Equity Fund

Federated Global Value Fund

Federated International Capital Appreciation Fund

Federated International High Income Fund

Federated International Small Company Fund

Federated International Value Fund

Class C Shares

This Distribution Plan is adopted as of the 12th day of February, 2004, by Federated World Investment Series, Inc. with respect to the Class C Shares of the portfolios of the Corporation set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.75 of 1% of the average aggregate net asset value of the Class C Shares of Federated World Investment Series, Inc. held during the month.

Witness the due execution hereof this 1st day of March, 2004.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President

EXHIBIT C

to the

Distribution Plan

FEDERATED WORLD INVESTMENT SERIES, INC.:

Federated International High Income Fund

Class A Shares

This Exhibit C to the Distribution Plan is adopted as of the 15th day of November, 2007, by Federated World Investment Series, Inc. with respect to the Class A Shares of the portfolio of the Corporation set forth above.

As compensation for the services provided pursuant to this Plan, FSC will be paid a monthly fee computed at the annual rate of 0.05 of 1% of the average aggregate net asset value of the Class A Shares of Federated International High Income Fund held during the month.

Witness the due execution hereof this 1st day of December, 2007.

FEDERATED WORLD INVESTMENT SERIES, INC.

By: /s/ J. Christopher Donahue

Name: J. Christopher Donahue

Title: President